Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Innovation Beverage Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	694,066	$1.00605	$698,265.099	$0.0001381	$96.43

Total Offering Amounts							$96.43

Total Fee Offsets							$0

Net Fee Due							$96.43

Footnotes:

(1)	This Registration Statement on Form S-8 covers 694,066 ordinary shares of Innovation Beverage Group Ltd. (the “Registrant”) that may be issued pursuant to the Innovation Beverage Group Ltd. 2022 Equity Incentive Plan (the “Plan”), consisting of 3,400,000 ordinary shares initially reserved under the Plan and 694,066 ordinary shares automatically added on January 1, 2026 pursuant to the Plan’s evergreen provision. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional ordinary shares that may become issuable under the Plan in connection with any share splits, share dividends, recapitalizations, or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on January 22, 2026, which was $1.00605 per share.